EXHIBIT 99.1

Affirmative Insurance Holdings Announces the Appointment of Gary Y. Kusumi as Chief Executive Officer

ADDISON, Texas, Sept. 20, 2010 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM) today announced that Kevin R. Callahan will resign from his position as Chief Executive Officer of the Company effective October 1, 2010. Gary Y. Kusumi, currently the President, Insurance Products and Services, has been named Chief Executive Officer effective October 1, 2010 and will be joining the Board of Directors. Mr. Callahan will remain a Director of the Company and Chairman of the Board.

In his role as Chairman of the Board, Mr. Callahan will assist Mr. Kusumi as necessary on strategic matters while Mr. Kusumi will take complete responsibility for the daily management of the Company.

"Gary's career spans thirty years with many of the major companies in our market. He has been a senior executive at Progressive and other personal lines insurance companies and served for ten years as CEO of GMAC's personal lines insurance business. Gary is a proven executive and I have great confidence he will lead the Company to sustained success," said Mr. Callahan.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

CONTACT:  Affirmative Insurance Holdings, Inc.
          Michael J. McClure, Chief Financial Officer
          (630) 560-7205